Exhibit 4.12

Schedule “D”

CUSIL VENTURE CORPORATION

STOCK OPTION PLAN

CUSIL VENTURE CORPORATION

STOCK OPTION PLAN

SECTION 1

  GENERAL PROVISIONS

1.1

Interpretation

For purposes of this Plan, the following terms shall have the following meanings:

(a)

“Associate” has the meaning set out in section 1.2 of Policy 1.1 in the TSX-V Corporate Finance Manual;

(b)

“Board” means the Board of Directors of the Corporation;

(c)

“Business Day” means a day other than a Saturday, Sunday or any other day which is a statutory holiday in the Province of British Columbia;

(d)

“Common Shares” means the Common Shares of the Corporation;

(e)

“Corporation” means Cusil Venture Corporation;

(f)

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or a subsidiary has a contract for substantial services;

(g)

“Discounted Market Price” has the meaning set out in section 1.2 of Policy 1.1 in the TSX-V Corporate Finance Manual;

(h)

“Eligible Person” means an individual who is an Employee, Director, Management Company Employee or Consultant of the Corporation or a Subsidiary and who is not otherwise prevented from receiving the Option under the terms of the Policy, or a company, all of the shares of which are held by one or more such individuals;

(i)

“Insider” has the meaning set out in section 1.2 of Policy 1.1 in the TSX-V Corporate Finance Manual;

(j)

“Investor Relations Activities” has the meaning set out in section 1.2 of Policy 1.1 in the TSX-V Corporate Finance Manual;

(k)

“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;

(l)

“Participant” means Eligible Persons to whom Options have been granted;

(m)

“Plan” means this Cusil Venture Corporation Stock Option Plan;

(n)

“Policy” means policy 4.4 in the TSX-V Corporate Finance Manual, being the TSX-V policy on incentive stock options;

(o)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

(p)

“Subsidiary” means a company the majority of whose voting shares are held by the Corporation at the time of grant;

(q)

“Take-over Bid” means a bona fide third party offer to acquire a majority of the issued and outstanding Common Shares made to any person or company or group of persons or companies or an offer to exchange a majority of such Common Shares for the shares of another company pursuant to an amalgamation, merger or similar transaction;

(r)

“Termination Date” means the date on which a Participant ceases to be an Eligible Person;

(s)

“TSX-V” means the TSX Venture Exchange (otherwise known as the Canadian Venture Exchange Inc.);

(t)

“United States” means the United States of America, its territories and possessions, and any area subject to the jurisdiction of the United States; and

(u)

“U.S. Person” means any citizen, national or resident of the United States or any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof or any estate or trust that is subject to United States federal income taxation regardless of source of income.

In this Plan, words imparting the singular number only shall include the plural and vice versa and words imparting the masculine shall include the feminine.

Where used herein, the terms “Employee”, “Director”, “Management Company Employee” and “Consultant” have the same meanings as are set forth in the Policy

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.2

Purpose

The purpose of the Plan is to advance the interests of the Corporation by:

(a)

providing Eligible Persons with additional incentive;

(b)

encouraging stock ownership by such Eligible Persons;

(c)

increasing the proprietary interest of Eligible Persons in the success of the Corporation;

(d)

encouraging Eligible Persons to remain with the Corporation or its Subsidiaries; and

(e)

attracting new employees and officers.

1.3

Administration

(a)

The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors.  If a committee is appointed for this purpose, all references herein to the Board will be deemed to be references to the Committee.

(b)

Subject to the limitations of the Plan, the Board shall have the authority to:

(i)

grant options to purchase Common Shares to Eligible Persons;

(ii)

determine the terms, limitations, restrictions and conditions respecting such grants;

(iii)

interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and

(iv)

make all other determinations and take all other actions in connection with the implementation and administration of the Plan including without limitation for the purpose of ensuring compliance with Section 1.8 hereof as it may deem necessary or advisable.

The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons.

1.4

Shares Reserved

(a)

The maximum number of Common Shares which may be reserved for issuance for all purposes under the Plan shall be 1,700,000 (the “Reserve”).  The Reserve may be increased by the Board from time to time subject to approval by the relevant exchange.  The maximum number of Common Shares which may be reserved for issuance to any one person under the Plan shall be 5% of the Common Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to such person under any other Share Compensation Arrangement.

Any Common Shares subject to an Option which for any reason is cancelled or terminated without having been exercised shall again be available for grants under the Plan.  No fractional shares shall be issued and the Board may determine the manner in which fractional share values shall be treated.

(b)

If there is a change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, amalgamation, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in:

(i)

the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and

(ii)

the number and kind of shares subject to unexercised Options theretofore granted and in the option price of such shares;

provided however that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares.  If the Corporation is reorganized, amalgamated with another corporation, or consolidated, the Board shall make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.5

Limits with Respect to Insiders, Consultants and Investor Relations

(a)

The maximum number of Common Shares which may be reserved for issuance to Insiders under the Plan shall be 10% of the Common Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to Insiders under any other Share Compensation Arrangement.

(b)

The maximum number of Common Shares which may be issued to Insiders under the Plan within a one year period shall be 10% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued under any Share Compensation Arrangement over the preceding one year period.  The maximum number of Common Shares which may be issued to any one Insider and such Insiders’ Associates under the Plan within a one year period shall be 5% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued to such Insider under any Share Compensation Arrangement over the preceding one year period.

(c)

Any entitlement to acquire Common Shares granted pursuant to any Share Compensation Arrangement prior to the grantee becoming an Insider shall be excluded for the purposes of the limits set out in (a) and (b) above.

(d)

Notwithstanding any other provision herein, the maximum number of Common Shares which may be reserved for issuance to Consultants or persons employed in Investor Relations Activities shall not exceed 2% of the Corporation’s outstanding common shares at the time of grant and, if the Optionee is a Consultant which provides services that include Investor Relations Activities, no more than 25% of the Optioned Shares shall vest in any three month period.

1.6

Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approvals.

1.7

Amendment and Terminating

(a)

The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation and subject to any required approval.  No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant.  If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remaining outstanding.

(b)

With the consent of the affected Participants, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation to change the date or dates as of which an Option becomes exercisable, subject to any required approvals.

1.8

Compliance with Legislation

The Plan, the grant and the exercise of Options hereunder and the Corporation’s obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange(s) on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required.  The Corporation shall not be obligated by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals.  No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void.  In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are then listed for trading.  Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

1.9

Effective Date

The Plan shall be subject to the approval of any relevant regulatory authority whose approval is required and shall be subject to the approval of shareholders of the Corporation.  Any Options granted prior to such approvals and acceptances shall be conditional upon such approvals and acceptances being given and no such Options may be exercised unless such approval and acceptance is given.

SECTION 2

OPTIONS

2.1

Grants

Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Common Shares acquired upon the exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited.  An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

2.2

Option Price

The Board shall establish the option price at the time each Option is granted, which shall in all cases be not less than the Discounted Market Price of the Common Shares covered by such Option at the date of the grant.

The option price shall be subject to adjustment in accordance with the provisions of Section 1.4(b) hereof.

2.3

Exercise of Option

(a)

Options granted must be exercised no later than 5 years after the date of grant or such lesser period as the Board may determine upon the grant of the Option or as the regulations made pursuant to the Plan may require.

(b)

Options shall not be assignable or transferable by the Participants otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative.

(c)

Except as otherwise determined by the Board,

(i)

if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will, subject to the provisions of Section 2.3(a) hereof, cease to be exercisable 90 days after the Termination Date.  Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to be exercisable by the Participant;

(ii)

notwithstanding subsection 2.3(c)(i), if a Participant who is engaged in Investor Relations Activities and he ceases to be employed for any reason whatsoever other than death, each Option held by such Participant will, subject to the provisions of Section 2.3(a) hereof, cease to be exercisable 30 days after the Termination Date;

(iii)

if a Participant dies, the legal representative of the Participant may, subject to the provisions of Section 2.3(a) hereof, exercise the Participants Options within six months after the date of the Participant’s death, but only to the extent the Options were by their terms exercisable on the date of death.

(d)

Each Option shall be confirmed by an option agreement executed by the Corporation and by the Participant.

(e)

The exercise price of each Common Share purchased under an Option shall be paid in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Common Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.

(f)

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary-Treasurer of the Corporation specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Common Shares to be purchased.  Certificates for such Common Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

(g)

Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Common Shares to a Participant pursuant to an exercise of an Option shall be subject to:

(i)

completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(ii)

the admission of such Common Shares to listing on any stock exchange on which the Common Shares may then be listed; and

(iii)

the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as counsel to the Corporation reasonably determines to be necessary or advisable in order to safeguard against the violation of the laws of any jurisdiction.

In connection with the foregoing, the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuance of such Common Shares in compliance with applicable laws and for the admission to listing of such Shares on any stock exchange in which the Common Shares are then listed.

2.4

U.S. Restrictions

The Options granted under this Plan may not be exercised within the United States except in accordance with such restrictions and requirements as the Corporation, on advice of its legal counsel, may specify from time to time.

SECTION 3

TAKE-OVER BIDS

3.1

If a Take-over Bid is made, then, notwithstanding Section 2, but subject to the other provisions of the Plan and subject to any required regulatory approvals, the following shall apply:

(a)

The Board may, in its sole and arbitrary discretion, give its express consent to the exercise of any Options which are outstanding at the time that such Take-over Bid was made regardless of whether such Options have vested in accordance with their terms.

(b)

If the Board has so expressly consented to the exercise of any Options outstanding at the time that such Take-over Bid was made, the Corporation shall, immediately after such consent has been given, give a notice in writing (a “Take-over Bid Notice”) to each Participant then holding unexpired Options (whether vested or not) advising of the making of the Take-over Bid and such notice shall provide reasonable particulars of the Take-over Bid and shall specify that the Participant may, at any time during the period commencing on the date of the Take-over Bid Notice and ending on the date which is five days following the giving of the Take-over Bid Notice, exercise all or any portion of any such unexpired Options then held by the Participant.

(c)

If a Participant wishes to exercise any such Options, such exercise shall be made in accordance with Section 2.3 hereof; provided that, if necessary in order to permit such Participant to participate in the Take-over Bid, the Options so exercised shall be deemed to have been exercised and the issuance of the Common Shares issuable upon such exercise (such Common Shares being referred to in this Section 3.1(c) as the “Specified Shares”) shall be deemed to have been issued, effective as of the first Business Day immediately prior to the date on which the Take-over Bid was made.

(d)

If, upon the expiry of the applicable Options exercise period specified in Section 3.1(b) above, the Take-over Bid is completed and a Participant did not, prior to the expiration of such exercise period, exercise the entire or any portion of the Option which such Participant could have exercised in accordance with the provisions of this Section 3.1, then, as of and from the expiry of such exercise period, the Participant shall cease to have any further right to exercise such Option, in whole or in part, and each such Option shall be deemed to have expired and shall be null and void.

(e)

If:

(i)

the Take-over Bid is not completed; or

(ii)

all of the Specified Shares tendered by the Participant pursuant to the Take-over Bid are not purchased by the offeror in respect thereof,

the Specified Shares or, in the case of clause (ii) above, the portion thereof that are not taken up and paid for by such offeror, shall be returned by the Participant to the Corporation and either cancelled or reinstated as authorized but unissued Common Shares, and the terms set forth herein shall again apply to the Option (or remaining portions thereof, as the case may be) pursuant to which the Specified Shares were purchased.

(f)

If any Specified Shares are returned to the Corporation pursuant to Section 3.1(e) above, the Corporation shall refund the applicable purchase price (without interest) to the Participant in respect of such Specified Shares.

(g)

In no event shall the Participant be entitled to sell or otherwise dispose of the Specified Shares otherwise than pursuant to the Take-over Bid.

SECTION 4

MISCELLANEOUS PROVISIONS

4.1

The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Common Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Common Shares in respect of which the Option is being exercised).

4.2

Nothing in the Plan or any Option shall confer upon a Participant any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Participant beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

4.3

The acceptance and exercise of the Option and the sale of Common Shares issued pursuant to exercise of the Option may have consequences under federal, provincial and US or other foreign tax and securities laws which may vary depending on the individual circumstances of the Participant.  Accordingly, the Participant acknowledges that he has been advised to consult his own legal and tax advisor in connection with this Plan and his dealings with respect to the Option or the Corporation’s Common Shares.

SCHEDULE “A”

CUSIL VENTURE CORPORATION

Suite 1400 – 400 Burrard Street

Vancouver, British Columbia

V6C 3G2

TO:

______________ , 200__

Re: Option Agreement

You have been designated as an Eligible Person under the CUSIL VENTURE CORPORATION Stock Option Plan, a copy of which is enclosed with this letter (the “Plan”).  All capitalised terms in this Agreement defined in the Plan shall have the same meaning herein as therein.  Assuming that you become a Participant by signing this letter, the details of the Options which have been granted to you under the Plan are as follows:

(a)

Designated Number (the aggregate
number of Common Shares which you may
purchase under the Option):

_____________

(b)

Option Price (price per Common Share):

$_____

(c)

Expiry Date:

___________ , 200__

(d)

Vesting Date and Designated Quantity
(the quantity of the Designated Number of  Common Shares which you may purchase each year)

Vesting Date

Designated Quantity

__________, _____ (date of Grant)

One quarter

Each Quarter thereafter for 3

consecutive

One quarter

quarters

Any securities issued upon exercise of this Option shall be subject to an Exchange hold period as set out in the following legend:

“WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL OCTOBER 28, 2003."

If you accept the Options and agree to participate in the Plan and be bound by and comply with the terms and conditions of the Plan which are hereby specifically incorporated by reference into this Agreement and the terms and conditions set out herein, please sign one copy of this letter and return it to _________________________ by _______________________________ .

By signing and returning this letter to CUSIL VENTURE CORPORATION, you hereby covenant, represent, warrant and agree that:

(a)

you shall not, directly or indirectly in any manner whatsoever, sell, transfer, assign, mortgage, charge, pledge, grant a security interest in or otherwise dispose of or encumber all or any part of the Options granted to you by this Option Agreement;

(b)

you are an individual which is an Eligible Person with respect to the Corporation or a Subsidiary at the date hereof;

(c)

if you are a company, you have prepared, executed and delivered herewith a TSX-V form 4J Certification and Undertaking, a copy of which is attached hereto, which is true and correct in every material respect, for further filing by the Corporation with the TSX-V in conjunction with its seeking TSX-V approval to the Option; and

(d)

if you are a U.S. Person, you have prepared, executed and delivered herewith a supplemental Acknowledgment and Agreement for US Optionees substantially in the form provided by the Corporation, which is true and correct in every material respect.

This Option Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

CUSIL VENTURE CORPORATION

By:

I have read the CUSIL VENTURE CORPORATION Stock Option Plan and agree to comply with, and agree that my participation is subject in all respect to, its terms and conditions:

SIGNED in the presence of:

SIGNATURE:

(Signature of Witness)

NAME:

(Address of Witness)

(Date)

SCHEDULE “B”

NOTICE AND AGREEMENT

OF EXERCISE OF OPTION (CASH TRANSACTION)

I, the undersigned, hereby exercise the Stock Option granted to me pursuant to an agreement dated as of                               between CUSIL VENTURE CORPORATION and myself (the “Stock Option Agreement”) as to                          Common Shares of CUSIL VENTURE CORPORATION (collectively, the “Option Shares”).

Enclosed is the full payment specified in the Stock Option Agreement.

I hereby agree to assist the Company in the filing of, and will timely file, all reports that I may be required to file under applicable securities laws.

The number of Option Shares specified above are to be issued in the following registration:

(Print Optionee’s Name)

(Optionee’s Signature)

(Date)

(Address)

SCHEDULE “C”

NOTICE AND AGREEMENT

OF EXERCISE OF OPTION (CASHLESS TRANSACTION)

I, the undersigned, hereby exercise the Stock Option granted to me pursuant to an agreement dated as of                               between CUSIL VENTURE CORPORATION and myself (the “Stock Option Agreement”) as to                          Common Shares of CUSIL VENTURE CORPORATION (collectively, the “Option Shares”).

Upon receipt of a cheque from my broker for full payment as specified in the Stock Option Agreement, I request the issuance of shares in my name and instruct the transfer agent to deliver the share certificate to my broker, at the address listed below, representing the common shares as soon as reasonably practical after receipt of the cash consideration:

Name:

_______________________________

Address:

_______________________________

_______________________________

_______________________________

Tel:

_______________________________

Fax:

_______________________________

I hereby agree to assist the Company in the filing of, and will timely file, all reports that I may be required to file under applicable securities laws.

(Print Optionee’s Name)

(Optionee’s Signature)

(Date)

(Address)